SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 13, 2006

Xcel Energy Inc.
(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2006, the Xcel Energy Inc. board of directors elected David A. Westerlund, 56, and Timothy V. Wolf, 53, to the board of directors, effective February 1, 2007, for a term expiring at the Company’s 2007 annual meeting of shareholders or until their successors are elected and duly qualified.

The board of directors appointed Mr. Westerlund, who is Executive Vice President, Administration and Corporate Secretary of Ball Corporation, Broomfield, Colorado, to serve on its Governance, Compensation and Nominating Committee and the Operations, Nuclear and Environmental Committee of the board.  The board appointed Mr. Wolf, who is Vice President and Global Chief Financial Officer of Molson Coors Brewing Company, Denver, Colorado, to serve on its Audit Committee and Finance Committee.

Messrs. Westerlund and Wolf will receive compensation for their board service consistent with the compensation received by the Company’s other non-employee directors as described in the Company’s Form 8-K filed on August 24, 2006.  This compensation will include an annual retainer at the rate of $40,000 per year and a pro-rated award of stock equivalent units, plus, in the case of Mr. Wolf, an additional retainer of $5,000 per year for service on the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/ CATHY J. HART
Cathy J. Hart
Vice President and Corporate Secretary
December 15, 2006